Exhibit 99.1

D-Wave Quantum Announces the Resignation of Chief Financial Officer
Company senior vice president Greg Golkov to become acting CFO

PALO ALTO, Calif. — August 25, 2026 — D-Wave Quantum Inc. (NASDAQ: QBTS) (“D-Wave” or the “Company”), the only dual-platform quantum computing company providing both annealing and gate-model systems, software and services, today announced that John Markovich is retiring and thus resigning from his position as Chief Financial Officer effective September 2, 2026.

“John has made significant contributions to D-Wave’s success over the last five years, playing a pivotal role in taking the company public in 2022, raising over $900 million in capital, improving and growing our financial performance, and developing an achievable path for the company to reach profitability,” said Dr. Alan Baratz, CEO of D-Wave. “I want to thank John for his partnership and wish him the very best in his retirement.”

Mr. Markovich’s resignation was not the result of any disagreement with the Company on any matter related to the Company’s business, operations, accounting policies, practices, financial statements, disclosure controls and procedures or internal control over financial reporting.

Greg Golkov, the Company’s senior vice president of finance, will become the Company’s acting Chief Financial Officer and principal financial and principal accounting officer. Mr. Golkov brings more than 25 years of finance and accounting experience across publicly traded and private equity-backed technology companies, including building finance teams, improving financial processes, supporting strategic decision-making, and establishing policies and internal controls. Mr. Golkov has served as D-Wave’s senior vice president of finance since May 2023, with responsibility for accounting, SEC reporting, financial planning and analysis, treasury and tax. From October 2020 to March 2023, Mr. Golkov served as vice president, controller of Butterfly Network, Inc., where he helped lead the company’s transition to public company reporting. From August 2018 to October 2020, he served as senior vice president, finance of Kaseya where he led finance transformation and merger and acquisition integration initiatives.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. It is the world’s first commercial supplier of quantum computers, and the first and only to offer dual-platform quantum computing products and services, spanning both annealing and gate-model quantum computing technologies. D-Wave’s mission is to help customers realize the value of quantum today through enterprise-grade systems available on-premises and via its Leap™ quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations across commercial, government and research sectors trust D-Wave to address complex computational challenges using quantum computing. Learn more about realizing the value of quantum computing today and how D-Wave is shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Investor Contact:
Kevin Hunt
ir@dwavesys.com

Media Contact:
Alex Daigle
media@dwavesys.com